Exhibit 99.2

Investor Relations Update
April 26, 2018
General Overview

●	Revenue - The company expects its second quarter total revenue per available seat mile (TRASM) to be up approximately 1.5 to 3.5 percent year-over-year.

●
Fuel - Based on the April 20, 2018 forward curve, the company expects to pay an average of between $2.18 and $2.23 per gallon of consolidated jet fuel (including taxes) in the second quarter. Forecasted volume and fuel prices are provided in the following pages.

●
CASM - Consistent with previous guidance, consolidated CASM excluding fuel and special items is expected to be up approximately 2.0 percent[1] in 2018. Second quarter consolidated CASM excluding fuel and special items is expected to be up approximately 3.5 percent[1] year-over-year due primarily to higher salaries and benefits for our team members, higher revenue-related expenses, increased rent and landing fees, higher depreciation and amortization resulting from increased capex and a timing shift of certain maintenance expenses from the first quarter.

The company continues to expect its 2019 and 2020 CASM excluding fuel, special items and new labor agreements each to be up approximately 1.0 to 2.0 percent year-over-year.

●
Capacity - Consistent with previous guidance, 2018 total system capacity is expected to be up 2.5 percent vs. 2017 on a schedule-over-schedule basis. Actual capacity growth will be slightly higher due to the year-over-year impact of the flight cancellations resulting from two consecutive hurricanes that hit Florida and the Caribbean in September 2017 (assuming no similar events in 2018). Growth is driven by utilization (~2.0 pts), expected completion factor (~0.5 pts) and increased gauge (~0.5 pts). Domestic capacity is expected to be up approximately 3.0 percent year-over-year and international capacity is expected to be up approximately 2.5 percent year-over-year.

●
Liquidity - As of March 31, 2018, the company had approximately $7.8 billion in total available liquidity, comprised of unrestricted cash and investments of $5.3 billion and $2.5 billion in undrawn revolver capacity. The company also had a restricted cash position of $294 million.

●
Capital Expenditures - The company expects to spend $3.7 billion in capex in 2018, including $1.9 billion in aircraft and $1.8 billion in non-aircraft capex. The company also expects to spend $2.5 billion in aircraft and $1.8 billion in non-aircraft capex in 2019 and $1.7 billion in aircraft and $1.6 billion in non-aircraft capex in 2020.

●
Taxes - As of December 31, 2017, the company had approximately $10.0 billion of federal net operating losses (NOLs) and $3.4 billion of state NOLs, substantially all of which are expected to be available in 2018 to reduce future federal and state taxable income. The company expects to recognize a provision for income taxes in 2018 at an effective rate of approximately 24 percent, which will be substantially non-cash.

●
Pre-tax Margin and EPS - Based on the assumptions outlined above, the company expects its second quarter pre-tax margin excluding special items to be approximately 7.5 to 9.5 percent[1]. In addition, due to an increase in fuel expense of approximately $0.62 per share since we gave our initial guidance on January 25, 2018, the company now expects to report full year 2018 earnings per diluted share excluding special items of between $5.00 and $6.00[1].

Notes:

1.	The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Financial Update
April 26, 2018
Financial Comments

•	All operating expenses are presented on a consolidated basis.

•
Second quarter consolidated CASM excluding fuel and special items is expected to be up approximately 3.5 percent[1] in the second quarter due primarily to higher salaries and benefits for our team members, higher revenue-related expenses, increased rent and landing fees, higher depreciation and amortization resulting from increased capex and a timing shift of certain maintenance expenses from the first quarter.

	1Q18A	2Q18E	3Q18E	4Q18E	FY18E2
Consolidated Guidance[1]
Available Seat Miles (ASMs) (bil)	65.8	~73.1	~75.9	~69.1	~283.9
Cargo Revenues ($ mil)[3]	227	~250	~250	~270	~997
Other Revenues ($ mil)[3]	694	~670	~695	~690	~2,749
Average Fuel Price (incl. taxes) ($/gal) (as of 4/20/2018)	2.10	2.18 to 2.23	2.19 to 2.24	2.17 to 2.22	2.16 to 2.21
Fuel Gallons Consumed (mil)	1,030	~1,152	~1,198	~1,104	~4,484
CASM ex fuel and special items (YOY % change)[4]	11.57	+2.5% to +4.5%	+0.5% to +2.5%	+0% to +2%	+1% to +3%
Interest Income ($ mil)	(25)	~(26)	~(26)	~(27)	~(104)
Interest Expense ($ mil)	265	~272	~269	~267	~1,073
Other Non-Operating (Income)/Expense ($ mil)[5]	(82)	~(77)	~(76)	~(76)	~(311)

CAPEX Guidance ($ mil) Inflow/(Outflow)
Non-Aircraft CAPEX	(386)	~(471)	~(471)	~(471)	~(1,800)
Gross Aircraft CAPEX & net PDPs	(393)	~(410)	~(651)	~(455)	~(1,909)
Assumed Aircraft Financing	210	~221	~718	~436	~1,585
Net Aircraft CAPEX & PDPs[2]	(183)	~(189)	~67	~(19)	~(324)
Notes:

1.
Includes guidance on certain non-GAAP measures, which exclude special items. The company is unable to reconcile certain forward-looking projections to GAAP as the nature or amount of special items cannot be determined at this time. Please see the GAAP to non-GAAP reconciliation at the end of this document.

2.	Numbers may not recalculate due to rounding.
3.	Cargo/Other revenue includes cargo revenue, loyalty program revenue, and contract services.
4.	CASM ex fuel and special items is a non-GAAP financial measure.
5.
Other Non-Operating (Income)/Expense primarily includes non-service related pension and retiree medical benefit income/costs, gains and losses from foreign currency, and income/loss from the company’s approximate 25% ownership interest in Republic Airways Holdings Inc.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Fleet Update
April 26, 2018
Fleet Comments

•
On April 6, 2018, the company announced that it had agreed with Airbus to terminate its order for 22 A350 aircraft, which were originally scheduled for delivery in 2020 - 2024. In addition, the company announced that it had agreed to acquire an additional 47 Boeing 787 aircraft, with deliveries scheduled to commence in 2020 and continue through 2026. The company also entered into an agreement with Boeing to defer the delivery of 40 B738 MAX aircraft, scheduled for delivery in 2020 - 2022. These aircraft are now scheduled to be delivered in 2025 and 2026.

•	In 2018, the company expects to take delivery of 22 mainline aircraft comprised of 16 B738 MAX aircraft and 6 B789 aircraft. The company also expects to retire 19 MD80 mainline aircraft.

•
In 2018, the company expects to reduce the regional fleet count by a net of 4 aircraft, resulting from the addition of 9 CRJ700 aircraft, 6 E175 aircraft and 28 ERJ140 aircraft, as well as the reduction of 33 CRJ200 aircraft, 3 Dash 8-100 aircraft and 11 Dash 8-300 aircraft.

	Active Mainline Year Ending Fleet Count					Active Regional Year Ending Fleet Count[1]
	2017A	2018E	2019E	2020E		2017A	2018E	2019E	2020E
A319	125	125	125	125	CRJ200	68	35	35	35
A320	48	48	48	48	CRJ700	110	119	111	111
A321	219	219	219	219	CRJ900	118	118	118	118
A321neo	-	-	22	47	DASH 8-100	3	-	-	-
A332	15	15	15	15	DASH 8-300	11	-	-	-
A333	9	9	9	9	E175	148	154	159	159
B738	304	304	304	284	ERJ140	21	49	49	49
B738 MAX	4	20	40	50	ERJ145	118	118	118	118
B757	34	34	34	24		597	593	590	590
B763	24	24	18	5
B772	47	47	47	47
B773	20	20	20	20
B788	20	20	20	32
B789	14	20	22	22
E190	20	20	-	-
MD80	45	26	-	-
	948	951	943	947

Notes:

1.	At the end of the first quarter, the company had 23 ERJ140 regional aircraft in temporary storage, which are not included in the active regional ending fleet count.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Shares Outstanding
April 26, 2018
Shares Outstanding Comments

•	The estimated weighted average shares outstanding for 2018 are listed below.

•
On April 25, 2018, the company’s Board authorized a new $2.0 billion share repurchase program to expire by the end of 2020. This brings the total amount authorized for share repurchase programs to $13.0 billion since the merger. All repurchase programs had been fully expended as of March 31, 2018.

•
In the first quarter of 2018, the company repurchased 8.4 million shares at a cost of $450 million. Including share repurchases, shares withheld to cover taxes associated with employee equity awards and share distributions, and the cash extinguishment of convertible debt, the company’s share count has dropped 38 percent from 756.1 million shares at merger close to 467.4 million shares outstanding on March 31, 2018.

2018 Shares Outstanding (shares mil)[1]
	Shares
For Q2	Basic	Diluted
Earnings	468	470
Net loss	468	468

	Shares
For Q3-Q4 Average	Basic	Diluted
Earnings	468	470
Net loss	468	468

	Shares
For FY 2018 Average	Basic	Diluted
Earnings	469	471
Net loss	469	469
Notes:

1.
Shares outstanding are based upon several estimates and assumptions, including average per share stock price and stock award activity and does not assume any future share repurchases. The number of shares in actual calculations of earnings per share will likely be different from those set forth above.

Please refer to the footnotes and the forward looking statements page of this document for additional information

GAAP to Non-GAAP Reconciliation
April 26, 2018
The company sometimes uses financial measures that are derived from the consolidated financial statements but that are not presented in accordance with GAAP to understand and evaluate its current operating performance and to allow for period-to-period comparisons. The company believes these non-GAAP financial measures may also provide useful information to investors and others. These non-GAAP measures may not be comparable to similarly titled non-GAAP measures of other companies, and should be considered in addition to, and not as a substitute for or superior to, any measure of performance, cash flow or liquidity prepared in accordance with GAAP. The company is providing a reconciliation of reported non-GAAP financial measures to their comparable financial measures on a GAAP basis. The table below presents the reconciliation of total operating costs (GAAP measure) to total operating costs excluding special items and fuel (non-GAAP measure). Management uses total operating costs excluding special items and fuel to evaluate the company's current operating performance and for period-to-period comparisons. The price of fuel, over which the company has no control, impacts the comparability of period-to-period financial performance. Additionally, special items may vary from period-to-period in nature and amount. These adjustments to exclude aircraft fuel and special items allow management an additional tool to better understand and analyze the company’s non-fuel costs and core operating performance. Additionally, the table below presents the reconciliation of other non-operating expense (GAAP measure) to other non-operating expense excluding special items (non-GAAP measure). Management uses this non-GAAP financial measure to evaluate the company’s current performance and to allow for period-to-period comparisons. As special items may vary from period-to-period in nature and amount, the adjustment to exclude special items allows management an additional tool to better understand the company’s core operating performance.

	American Airlines Group Inc. GAAP to Non-GAAP Reconciliation ($ mil except ASM and CASM data)
	1Q18	2Q18 Range		3Q18 Range		4Q18 Range		FY18 Range
	Actual	Low	High	Low	High	Low	High	Low	High
Consolidated[1]
Consolidated operating expenses	$9,970	$10,431	$10,643	$10,641	$10,860	$10,232	$10,444	$41,141	$41,933
Less fuel expense	2,161	2,511	2,569	2,624	2,684	2,396	2,451	9,692	9,864
Less special items	195	—	—	—	—	—	—	195	195
Consolidated operating expense excluding fuel and special items	7,614	7,920	8,074	8,017	8,177	7,836	7,993	31,255	31,873

Consolidated CASM (cts)	15.15	14.27	14.56	14.02	14.31	14.81	15.11	14.49	14.77

Consolidated CASM excluding fuel and special items (Non-GAAP) (cts)	11.57	10.83	11.05	10.56	10.77	11.34	11.57	11.01	11.23
YOY (%)	2.8%	2.5%	4.5%	0.5%	2.5%	0.0%	2.0%	1.0%	3.0%

Consolidated ASMs (bil)	65.8	73.1	73.1	75.9	75.9	69.1	69.1	283.9	283.9

Other non-operating (income)/expense[1]
Other non-operating (income)/expense	$(82)	$(77)	$(77)	$(76)	$(76)	$(76)	$(76)	$(311)	$(311)
Less special items	—	—	—	—	—	—	—	—	—
Other non-operating (income)/expense excluding special items	(82)	(77)	(77)	(76)	(76)	(76)	(76)	(311)	(311)

Notes:	Amounts may not recalculate due to rounding.
1.
Certain of the guidance provided excludes special items. The company is unable to fully reconcile such forward-looking guidance to the corresponding GAAP measure because the full nature and amount of the special items cannot be determined at this time. Special items for this period may include, among others, merger integration expenses and fleet restructuring expenses.

Please refer to the footnotes and the forward looking statements page of this document for additional information

Forward Looking Statements
April 26, 2018
Cautionary Statement Regarding Forward-Looking Statements
This document includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by words such as “may,” “will,” “expect,” “intend,” “anticipate,” “believe,” “estimate,” “plan,” “project,” “could,” “should,” “would,” “continue,” “seek,” “target,” “guidance,” “outlook,” “if current trends continue,” “optimistic,” “forecast” and other similar words. Such statements include, but are not limited to, statements about future financial and operating results, the company’s plans, objectives, estimates, expectations and intentions, and other statements that are not historical facts. These forward-looking statements are based on the company’s current objectives, beliefs and expectations, and they are subject to significant risks and uncertainties that may cause actual results and financial position and timing of certain events to differ materially from the information in the forward-looking statements. These risks and uncertainties include, but are not limited to, those set forth in the company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2018 (especially in Part I, Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations, and Part II, Item 1A. Risk Factors) and other risks and uncertainties listed from time to time in the company’s other filings with the Securities and Exchange Commission. There may be other factors of which the company is not currently aware that may affect matters discussed in the forward-looking statements and may also cause actual results to differ materially from those discussed. The company does not assume any obligation to publicly update or supplement any forward-looking statement to reflect actual results, changes in assumptions or changes in other factors affecting these forward-looking statements other than as required by law. Any forward-looking statements speak only as of the date hereof or as of the dates indicated in the statements.

Please refer to the footnotes and the forward looking statements page of this document for additional information